EXHIBIT 99.1

LOS ANGELES SINGAPORE DUBLIN PENANG KUALA LUMPUR BANGKOK

	Company Contact:	Investor Contact:
FOR IMMEDIATE RELEASE	A. Charles Wilson Chairman (818) 787-7000	Berkman Associates (310) 277-5162 info@BerkmanAssociates.com
Trio-Tech Announces Sale Of Its Ireland Facility For €8.85
Million
     Van Nuys, CA, — October 4, 2005 — Trio-Tech International (AMEX:TRT) today announced the execution of an agreement for the sale of its facility in Dublin, Ireland for €8.85 million in cash.
     As previously announced, Trio Tech closed its European Electronic Test Center in Dublin on August 31, 2005. Subject to certain contingencies including financing, the transaction is expected to close by the end of October 2005. Trio Tech has received a cash down payment of €885,000.
     “As semiconductor manufacturing shifts increasingly toward Asia, we are focusing our long-term development efforts in this area as well. The sale of our European Electronic Test Center is an important step forward in this strategy, and is not expected to have any adverse effect upon the Company’s operations. We are adding capacity in Singapore and actively evaluating opportunities to expand our business in China,” said President and Chief Executive Officer S.W. Yong.
     At June 30, 2005, Trio Tech reported shareholders’ equity of approximately $9.3 million, including cash and short-term deposits of approximately $4.7 million. Trio Tech currently has approximately 3.0 million fully diluted common shares outstanding.
About Trio-Tech
     Founded in 1958, Trio-Tech International provides third-party semiconductor testing and burn-in services primarily through its laboratories in Southeast Asia. Headquartered in Van Nuys, California, the Company also designs, manufactures and markets equipment and systems used in the testing and production of semiconductors, and distributes semiconductor processing and testing equipment manufactured by others. For further information or to request quotations for any of Trio-Tech’s complete line of semiconductor test equipment, please visit the Company’s Web site at www.triotech.com.
Forward-Looking Statements
     This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following: the effectiveness of the cost reduction initiatives undertaken by the Company, changes in demand for the Company’s products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, excess or shortage of production capacity, and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.
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